Exhibit 10.99

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of October 10, 2012, by and between COLLECTORS UNIVERSE, INC., a Delaware corporation (the “Company”), and ROBERT G. DEUSTER (Executive”), with reference to the following:

Company desires to employ Executive as its Chief Executive Officer (its “CEO”), commencing on October 15, 2012, and Executive desires to accept such employment on the terms and subject to the conditions set forth hereinafter in this Agreement.

NOW, THEREFORE, in consideration of the respective promises of each party made to the other in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties, it is agreed as follows:

1.   Certain Definitions.  As used in this Agreement, the following terms shall have the respective meanings given to them below.

1.1  An “Affiliate” of the Company means any individual, entity or organization that controls, is under common control with or is controlled by the Company.

1.2  The terms “beneficially owned” or “owned beneficially” and “beneficial ownership” shall have the meanings given to such terms in Rule 13d-3 under the Exchange Act, or any successor rule thereto.

1.3  The term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor act thereto.

1.4  The term “Parent” of a corporation or other entity means any Person that beneficially owns, directly or indirectly, a majority of the Voting Securities (as defined below) of that corporation or other entity.

1.5  Person.  The terms “Person” and “person” mean any natural person and any corporation, limited liability company, general or limited partnership, joint venture, trust, estate or any other organization or entity (whether or not incorporated).

1.6  The term “Cause” shall mean the occurrence of any of the following:

(a)  Executive’s conviction of an act that, under applicable law or government regulations, constitutes a felony or a misdemeanor involving moral turpitude;

(b)      Executive’s commission of an act that subjects or, in the judgment of the Company’s Board of Directors (the “Board”) is reasonably likely to subject, the Company, or any Affiliate of the Company, to any material civil liabilities or penalties or any criminal penalties or fines;

(c)       Any conduct by Executive that constitutes unlawful harassment, discrimination or retaliation, or which, in the good faith judgment of the Board, is detrimental to the Company’s reputation or its competitive position within any of its markets (including the use or possession by Executive of any controlled substance, chronic abuse of alcoholic beverages, moral turpitude or the like);

(d)       Executive’s breach or violation of any of his covenants in his Employee Confidentiality Agreement;

(e)       Executive’s breach or violation of any conflict of interest, ethics or employment policies from time to time adopted by the Board and made applicable to all Company employees generally or any of such policies that are applicable more specifically to financial executives or executive officers of the Company, (i) which continues unremedied for a period of ten (10) days following written notice thereof to Executive from the Company or (ii) which the Board determines is not susceptible of cure within such 10-day time period;

(f)       Executive’s breach or violation of any of his material covenants or obligations contained in this Agreement (i) which continues unremedied for a period of fifteen (15) days following written notice thereof from the Company to Executive or (ii) which the Board determines is not susceptible of cure within such 15-day time period;

(g)      Executive’s gross negligence or willful misconduct, or the reckless disregard by Executive of material and adverse consequences to the Company or any of its Affiliates of any of his decisions or actions, in each case as determined in good faith by the Board; and

(h)      Executive’s insubordination with respect to any lawful direction of the Board or Executive’s failure, on at least two separate occasions, to perform his material duties as Chief Executive Officer, other than due to his illness or his Disability (as defined below).

1.7  Change in Control of Company.  A “Change in Control” of the Company shall be deemed to have occurred if:

(a)  There is consummated:

(i)           any consolidation or merger of the Company with another Person, if (A) the Company is not the Surviving Person therein, or (B) the shares of the Company’s Voting Securities are converted into cash, other securities or other property, provided, however, that any such merger or consolidation shall not constitute a Change in Control if the holders of the Company’s Voting Securities immediately prior to such merger or consolidation will own, in the aggregate, at least 50% of the outstanding Voting Securities of the Surviving Person (or its Parent, if any) immediately after consummation of such merger or consolidation; or

(ii)           any sale, exchange or other transfer, including a lease (in one transaction or a series of related transactions within a period of 12 consecutive months) of all, or substantially all, of the assets of the Company, provided, however, that such sale, exchange or other transfer shall not constitute a Change in Control if (A) the Person acquiring such assets is a corporation or other entity in which the holders of the Company’s Voting Securities immediately prior to such transaction will own, in the aggregate, at least 50% of the outstanding Voting Securities of the Person acquiring such assets, (or of the Parent thereof, if any), immediately after consummation of such transaction, or (ii) such Person is a “related person” within the meaning of Treasury Regulation § 1.409A-3(i)(5)(vii)(B) promulgated under the Code; or

(b)  any Person, or any group of Persons acting in concert (within the meaning of Section 13(d) or Section 14(d)(2) of the Exchange Act), shall directly or indirectly acquire (other than in or as a result of a transaction described in Paragraph 1.7(a) above) beneficial ownership of securities of the Company possessing more than 50% of the total combined voting power of the Company’s then outstanding securities, unless:

(i)           the Person or group making such acquisition of beneficial ownership (the “Acquiring Person”) was (A) the Company or an Affiliate of the Company, (B) an employee benefit plan of Company or any of its Affiliates or a trustee or other fiduciary holding securities under any such employee benefit plan, or (C) an underwriter temporarily holding securities of the Company pursuant to a firmly underwritten public offering of such securities, or

(ii)           the transaction that caused such Acquiring Person’s beneficial ownership to exceed fifty percent (50%) of the outstanding voting securities of the Company was a purchase by the Acquiring Person of Voting Securities of the Company in a firmly underwritten public offering thereof; or

(c)  Over a period of twenty-four (24) consecutive months or less, there is a change in the composition of the Company’s Board such that a majority of the Board members (rounded up to the next whole number, if a fraction) ceases, by reason of one or more proxy contests for the election of Board members, to be composed of individuals who either (i) have been Board members continuously since the beginning of that 24-month period, or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in the preceding clause (i) who were still in office at the time that election or nomination was approved by the Board.

Notwithstanding the foregoing, however, for purposes of this Agreement a “Change in Control” within the meaning of this Section 1.7 shall not be deemed to have occurred solely as the result of any acquisition of Voting Securities by the Company or any subsidiary thereof that has the effect of (i) reducing the number of the Company’s outstanding Voting Securities, or (ii) increasing the beneficial ownership of the Company’s Voting Securities by any Person to more than fifty percent (50%) of the Company’s outstanding Voting Securities; provided, however, that, if any such Person shall thereafter acquire beneficial ownership, directly or indirectly, of any additional Voting Securities of the Company (other than pursuant to a stock split, stock dividend, or similar transaction) and immediately thereafter beneficially owns more than fifty percent (50%) of the then outstanding Voting Securities of the Company, then, a “Change of Control” shall be deemed to have occurred for purposes of this Section 1.7.

1.8  Effective Date.  The term “Effective Date” of this Agreement means the later of (i) the date first set forth above in this Agreement or (ii) the date on which the condition set forth in Section 2.4 hereof has been satisfied.

1.9  Good Reason.  Each of the following actions by the Company shall constitute a “Good Reason Event” that will entitle Executive to terminate his employment for Good Reason on the terms, but subject to the conditions, set forth in Section 6.1 hereof:

(a)           The Company materially reduces Executive's authority, duties or responsibilities with Company; or

(b)           The Company changes Executive’s principal position with Company in a manner or to an extent that such reduction or change (as the case may be) constitutes or would generally be considered to constitute a demotion of Executive;

PROVIDED, however, that if either of the foregoing actions is taken by the Company as a result of (i) the Disability of Executive, or (ii) any acts or omissions of Executive or any other occurrence that would entitle Company to terminate Executive’s employment hereunder for Cause, then such action shall not constitute a Good Reason Event and any termination by Executive of his employment with the Company by reason of such action shall not constitute a termination of employment for Good Reason pursuant to this Section 1.9 or entitle Executive to compensation pursuant to Section 5.4 below.

(c)           The Company materially reduces Executive's base salary or base compensation below the amount thereof as prescribed by this Agreement, provided that no such reduction shall not constitute a Good Reason Event, and any termination by Executive of his employment by reason of such reduction shall not constitute a termination for Good Reason if such reduction is made (i) as part of an across-the-board cost cutting measure that is applied equally or proportionately to all senior executives of Company, rather than discriminatorily against Executive, or (ii) by and at the election of the Company due to Executive’s Disability or any acts or omissions of Executive or other occurrence that would entitle Company to terminate Executive’s employment for Cause; or

(d)           The Company relocates Executive to an office (other than Company's headquarters offices) located more than thirty (30) miles from Executive’s then current office location (other than for temporary assignments or required travel in connection with the performance by Executive of his duties for Company), unless such relocation reduces the travel distance between Executive’s then principal residence and his new office location; or

(e)           The Company breaches any of its material obligations to Executive under this Agreement and fails to cure such material breach prior to the expiration of a period of thirty (30) days following the giving of a written notice from Executive to the Company of such breach which sets forth, in reasonable detail, the actions, facts or circumstances that Executive is asserting constitute such breach by the Company.

1.10  The term “Good Reason Termination Notice” means a written notice from Executive to the Company, of Executive’s election to terminate his employment with the Company due to the occurrence of a Good Reason Event pursuant to Section 6.1 hereof, provided, however, that, to be effective such notice must set forth a description, in reasonable detail, of the action or event which Executive is asserting constitutes such Good Reason Event.

1.11  The terms “IRC” and “Code” shall each mean the Internal Revenue Code of 1986, as amended.

1.12  Surviving Person.  The term “Surviving Person” shall mean the corporation or other entity that is either (i) the surviving or continuing corporation of entity in a merger or consolidation of the Company with another corporation or entity, whether that is the Company or another party to such merger or consolidation or (ii) the corporation or other entity which acquires all or substantially all of the assets of the Company in a single or series of related transactions which constitutes a Change in Control as contemplated by Subparagraph 7.1(a)(ii) above.

1.13  Disability.  The terms “Disability” and “Disabled” shall mean Executive’s incapacity due to physical or mental illness that causes the Executive to be absent from his duties with the Company on a full-time basis for three (3) consecutive months or for a period of one hundred eighty (180) non-consecutive days in any twelve (12) month period.  In the event there is a dispute over whether the Executive is disabled, then, such dispute shall be resolved by a practicing physician, licensed as such and in good standing, in California that is selected by the Company, to conduct a physical examination or, in the case of an alleged mental disability of Executive, a psychiatrist to conduct a psychological examination, of Executive and Executive agrees that he will submit to such examination in the event of any such a dispute.  The determination of such physician or psychiatrist (as the case may be) shall be binding on and non-appealable by the parties hereto.  Any refusal or failure of Executive to submit to such a physical or psychological examination shall, for purposes of this Agreement, constitute Executive’s admission that he is Disabled.

1.14  Termination Date.  The term “Termination Date” shall mean Executive’s last day of employment with Company.  For avoidance of doubt, the Termination Date will be deemed not to have occurred unless Executive’s last day of employment also constitutes a “separation from service” within the meaning Section 409A of the IRC.

1.15  The term “Voting Securities” of any Person that is a corporation, including the Company, means the combined voting power of that Person’s then outstanding securities having the right generally to vote in elections of that Person’s directors.  The term “Voting Securities” of any Person other than a corporation, such as a partnership or limited liability company, shall mean the combined voting power of that Person’s outstanding ownership interests in such entity that are entitled generally to be voted or to select the individuals (such as the managers of a limited liability company) that have substantially the same authority or decision-making powers with respect to such entity that are generally exercisable by directors of a corporation.

2.	Employment as Chief Executive Officer.

2.1  Employment of Executive.  Company hereby employs Executive as its Chief Executive Officer (the “CEO”), and Executive hereby accepts such employment and agrees to serve in that position, on a full time basis, in accordance with the terms and subject to the conditions contained in this Agreement.  Executive shall perform his duties and responsibilities as the Company’s CEO fully, faithfully and in a diligent and timely manner throughout the term of his employment as CEO of the Company and, in his capacity as CEO, he will report to the Board.

2.2  CEO Responsibilities.  As the Company’s CEO, Executive shall be responsible for (i) the formulation of strategic and business plans and initiatives for the Company and its subsidiaries and upon their approval by the Board, their implementation, (ii) the supervision of the senior management personnel of the Company and its subsidiaries, (iii) the financial performance and financial condition of the Company and its subsidiaries, and (iv) the accuracy and completeness of the Company’s financial and public reporting, including the reports filed with the Securities and Exchange Commission, all under the oversight of the Board.  Executive also shall perform such other duties as may be assigned from time to time to him by the Board, provided that such duties are commensurate with those customarily assigned to chief executive officers of public companies with revenues and market capitalizations comparable to that of the Company.  Executive hereby represents and warrants that, except as may otherwise have been disclosed in writing to the Company, he is under no contractual or other commitments, written or oral (including under any non-competition, trade secret or confidentiality or similar agreements), and has no duties or responsibilities, that are inconsistent or would interfere with the performance by him, on a full time basis, of his duties as the Company’s CEO.  In addition, Executive represents that none of the information that he needs or will use in performing his duties as the Company’s CEO was or will be obtained from any Person who employed Executive in the past as an employee or engaged Executive’s services as an non-employee consultant or advisor.

2.3  Principal Place of Employment.  Executive shall perform his duties as the Company’s CEO principally at the Company’s executive offices in Santa Ana, California, except when required to travel on Company’s business.  Notwithstanding the foregoing, however, Executive may perform such services from another location in the United States during the months of May to October, provided that doing so does not, in the judgment of the Board of Directors, interfere unduly with the performance by him, on a full time basis, of his duties as the Company’s CEO, and (ii) during those months he will return to the Company’s offices to perform his duties as CEO and travel on Company business when circumstances require, including in connection with the strategic planning initiatives and any material business transactions or opportunities that arise to grow the Company’s business.

2.4  Employee Confidentiality Agreement.  Concurrently herewith, Executive shall execute and deliver to the Company an Employee Confidentiality Agreement in the form attached as Exhibit A to this Agreement (the “Confidentiality Agreement”), which Agreement shall survive and continue in full force and effect following the expiration or any other termination of this Agreement or of Executive’s employment with the Company.

3.   Term of Employment.  Unless sooner terminated as provided in Section 5 or Section 6 below, the term of Executive’s employment with the Company as its CEO shall be one (1) year commencing on October 15, 2012 (the “Commencement Date”) and ending on the first anniversary thereof (the “Expiration Date”).  If, at any time during the term of Executive’s employment hereunder, there is a termination of Executive’s employment with the Company for any reason whatsoever, including by reason of the expiration of the one-year term of Executive’s employment under this Agreement, and irrespective of whether such termination is by the Company or Executive, this Agreement shall terminate and shall be of no further force or effect; provided, however, that the following provisions of this Agreement shall survive the expiration or any other termination of this Agreement and the expiration or other termination of Executive’s employment with the Company:  (i) Section 1 (“Certain Definitions”); (ii) this Section 3; (iii) Section 5 (“Termination of Employment”); (iv) Section 6 (“Termination by Executive for Good Reason or Following a Change in Control”); (v) Section 7 (“Payment Delay Provisions”); (vi) Section 8 (“Release of Claims”); and (vii) Section 9 (“Miscellaneous”).

4.   Compensation and Benefits.  Executive’s compensation for all services rendered, as CEO or in any other capacity, to the Company or to any of its Affiliates shall be as follows:

4.1  Salary.  Executive will receive an annual base salary of Three Hundred Fifty Thousand Dollars ($350,000) (the “Annual Salary”), which shall be payable in twenty-four (24) equal twice-monthly installments in accordance with the Company’s customary payroll practices, less taxes and other required withholdings.  If Executive’s employment commences other than on the first day of any calendar month or expires or terminates other than on the last business day of any calendar month, the portion of the Annual Salary for such month shall be pro-rated based on the number of days in such month that Executive was employed by the Company as its CEO.

4.2  Incentive or Bonus Compensation.

(a)           Executive shall have the opportunity to earn bonus compensation (the “Bonus Opportunity”) in an amount up to, but not to exceed, fifty percent (50%) of Executive’s Annual Salary pro-rated for the number of days he is employed during the Company’s fiscal year ending June 30, 2013 (Executive’s “Pro-Rated Annual Salary”), as follows:

(i)           One-half of the Bonus Opportunity (an amount up to 25% of his Executive’s fiscal 2013 Pro-Rated Annual Salary), will be contingent on the achievement of financial or other goals or objectives to be established, within 60 days of the Commencement Date, by mutual agreement of the Company’s Compensation Committee and Executive.  Such goals or objectives may include the achievement of financial goals or implementation of initiatives for the Company’s operations in Europe and Asia, the integration and expansion of the Company’s e-commerce businesses, and the development of a long term incentive equity plan for key members of management, and shall require that the Executive shall have been in the continuous service of the Company as its CEO throughout the period from the Commencement Date to and including June 30, 2013.

(ii)           The other half of the Bonus Opportunity (also, in an amount up to 25% of his Executive’s fiscal 2013 Pro-Rated Annual Salary), will be contingent on the Company’s achievement of the financial results in the Company’s third and fourth fiscal quarters ending March 31, 2013 and June 30, 2013, respectively, as set forth in the Company’s fiscal 2013 annual operating plan (the “AOP”) as previously approved by the Board of Directors, subject to such adjustments thereto as may be agreed or made by the Board of Directors within sixty (60) days of the Commencement Date, and shall require that the Executive shall have been in the continuous service of the Company as its CEO throughout the period from the Commencement Date to and including June 30, 2013.

(b)           During the period from July 1, 2013 and the remaining term of Executive’s employment as the Company’s CEO, he will be entitled to participate in other equity and cash incentive or bonus plans or programs that are adopted by the Board of Directors or its Compensation Committee and generally made available to the Company’s executive officers, subject to the eligibility requirements and the other terms and conditions thereof, including any performance, time or other vesting conditions; provided that it is understood and agreed that neither the Board nor its Compensation Committee shall be obligated to adopt any such incentive or bonus plans or programs.

(c)           Nothing contained in this Section 4.2 is meant to preclude the Compensation Committee from awarding Executive a discretionary bonus if and as the Committee deems to be appropriate in its sole and absolute discretion.

(d)           As an inducement for entering into this Agreement, on the Effective Date Executive shall be granted, under the Company’s 2006 Equity Incentive Plan, a total of 40,000 restricted shares of the Company’s common stock on the terms and conditions and subject to the vesting requirements and risks of forfeiture set forth in the form of Restricted Stock Agreement attached as Exhibit B hereto.

4.3  Employee Benefits.  During the term of Executive’s employment as the Company’s CEO, he will be entitled to participate in those employee benefit programs that are generally made available to other full time employees of the Company, subject to the eligibility requirements thereof, including, without limitation, health insurance coverage for him and his immediate family, paid vacation which shall accrue in accordance with the Company’s applicable vacation policy, and any 401K or other ERISA compliant retirement savings plans that the Company may establish for its employees generally.

4.4  Reimbursement of Expenses.  Executive shall be entitled to be reimbursed promptly for the reasonable out-of-pocket expenses incurred by him in the performance of his duties for the Company, in accordance with and subject to the Company’s expense reimbursement policies as in effect from time to time.  Without limiting the Company’s obligation pursuant to the preceding sentence, but subject to Executive’s compliance with the Company’s expense reimbursement policies, reimbursements of any such expenses shall (a) be paid to the Executive no later than sixty (60) days following the year in which the expenses were incurred, (b) the right to reimbursement during the year will not affect reimbursements or in-kind benefits provided to the Executive in any other year, and (c) the Executive’s right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

4.5  Taxes and Withholdings.  All compensation and benefits payable to Executive under this Agreement, including salary payments, any bonus compensation he may earn, and any amounts that may become payable to him pursuant to Section 5 or Section 6 below, shall be paid net of any employment taxes and any other withholdings required pursuant to applicable law or under any Company employee benefit plans or programs in which Executive or his dependents participate.

5.   Termination of Employment.

5.1  Termination of Executive’s Employment by the Company for Cause or by Executive without Good Reason.  The Company may terminate Executive’s employment for Cause (as defined in Section 1.6 above), at any time effective on written notice to him.  Executive may resign or terminate his employment with the Company at any time and for any reason, without Good Reason (as hereinafter defined) effective on fifteen (15) days prior written notice to the Company, provided that, if Executive elects to resign or so terminate his employment, the Company in its sole discretion may elect, instead, to terminate Executive’s employment for Cause effective either immediately on written notice to Executive or on less than 15 days prior written notice to him.  On any such termination of Executive’s employment, whether by the Company for Cause or by Executive without Good Reason, the Company’s sole obligation and liability to Executive shall be to pay Executive any unpaid salary, together any employee benefits and any unused vacation, accrued to the effective date of such termination of or resignation (as the case may be) of Executive’s employment.

5.2  Termination of Employment due to Executive’s Disability or Death or by the Company without Cause.

(a)           Termination due to Death or Disability.  Executive’s employment with the Company shall terminate immediately in the event of his Disability or Death, and in the event of such a termination, Executive, or in the case of his death, his estate, heir or covered dependents (as the case may be), shall become entitled to receive the compensation set forth in Section 5.4 below.

(b)           Termination by the Company without Cause.  The Company may terminate this Agreement and Executive’s employment at any time without Cause, effective on thirty (30) days prior written notice to Executive, provided, however, that the Company may elect, instead, to make such termination of Executive’s employment without Cause effective either immediately on written notice to Executive or on less than 30 days prior written notice, in which event, however, Executive will be entitled to continue receiving his compensation, as set forth in Section 4 above, until the thirtieth (30th) day following the giving of such notice of termination to the same extent as if the effective date thereof were deemed to occur on that thirtieth (30th) day.  Upon and by reason of any such termination of Executive’s employment by the Company without Cause, Executive shall become entitled to receive the compensation set forth in Section 5.4 below.

5.3  Termination by Executive for Good Reason.  Executive shall become entitled to terminate this Agreement and his employment with Company for “Good Reason” upon the occurrence of an action that constitutes a Good Reason Event (as defined in Section 1.9 hereof), if the Company fails to rescind or cure such Event prior to the expiration of a thirty (30) day period following the Company’s receipt of a Good Reason Termination Notice from Executive.  Notwithstanding anything to the contrary that may be set forth above in this Section 5.3 or elsewhere in this Agreement, however, it is expressly agreed that Executive shall not be entitled to terminate his employment for Good Reason, if (i) the Company was required to take any of actions set forth in Section 1.9 in order to comply with any applicable laws or government regulations or any order, ruling, instruction or determination of any government agency or tribunal or any court having jurisdiction over Company, its Parent (if any), or any of its other Affiliates; or (ii) Executive fails to give the Company the required Good Reason Termination Notice, containing the information set forth in Section 1.10 above, within thirty (30) days of the earlier of the date on which Company notifies Executive, or the date on which Executive first learns, that the Company has taken an action that constitutes a Good Reason Event.  In the event of a termination by Executive of his employment with the Company for Good Reason, Executive shall become entitled to receive the compensation and benefits set forth in Section 5.4 below (the “Severance Compensation”).

5.4  Compensation on Termination of Employment pursuant to Section 5.2 or 5.3.  If there is a termination of Executive’s employment pursuant to Section 5.2 or Section 5.3 above, then, as the Company’s sole and exclusive obligation and liability to Executive and his dependents by reason thereof, Executive shall become entitled to receive the following compensation and benefits, subject to the provisions of Section 7 hereof to the extent applicable to the payment of such compensation and benefits:

(a)           Salary Continuation.  The Company shall continue to pay Executive (or in the case of his death, to his heirs) his salary, at the rate in effect on the date of such termination of employment, for the then remaining original term of his employment as set forth in Section 3 above, but in no event for more than six months following the effective date of such termination of employment (the “Salary Continuation Period”), with such payments (“salary continuation payments) to be made by the Company to Executive (or his estate or heirs, as the case may be) in twice-monthly equal installments, less required taxes and withholdings, on the Company’s regular payroll dates and in accordance with the Company’s customary payroll procedures as then in effect.  Each salary continuation payment shall be considered a separate payment for purposes of Section 409A of the IRC, including for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii) promulgated under the IRC.

(b)           Continuation of Medical Insurance.  Upon a timely election of the continuation coverage under COBRA, by Executive or, in the case of a termination due to his death, by his dependents who were “covered dependents” under the Company’s group health insurance plan or program, the Company will pay one hundred percent (100%) of Executive’s COBRA premiums for the continuation of medical insurance coverage under the Company’s group health insurance plan as in effect on the day immediately preceding the effective date of such termination without Cause or for Good Reason for the Insurance Continuation Period (the “Medical Insurance Continuation Benefit”).  For purposes of this Section 5.4(b), the term “Insurance Continuation Period” shall mean (i) the Salary Continuation Period (as defined above) or (ii) the period ending on the date on which Executive obtains employment with another employer that makes health insurance available to him and his dependents, whichever is shorter.  Each premium payment shall be paid when due and shall be considered a separate payment for purposes of Section 409A of the Code.

5.5  Expiration of Term.  Unless otherwise agreed in writing by Executive and the Company, upon expiration of the one-year term of Executive’s employment hereunder, this Agreement and Executive’s employment with the Company will terminate automatically, without the necessity of any notice from either party to the other and, in that event, the Company’s sole obligation and liability to Executive shall be to pay Executive any unpaid salary, together with any employee benefits and any unused vacation, accrued to the Expiration Date

5.6  Exclusivity of Remedies.  In the event of any termination of Executive’s employment by the Company or by Executive, pursuant to Section 5.1, Section 5.2 or Section 5.3 hereof, then the respective rights and remedies and the respective obligations of the parties hereto set forth in this Section 5 shall constitute the sole and exclusive rights, remedies and obligations of the parties arising out of or in connection with any such termination of Executive’s employment with the Company, and each party expressly disclaims and waives any and all other rights or remedies which such party would, but for the provisions of this Section 5.6, have under this Agreement or under applicable law by reason of such termination of employment or the acts or omissions that led to such termination of employment.

6.	Termination by Executive for Good Reason Following a Change in Control.

6.1  Termination Following a Change in Control.  Executive shall become entitled to terminate his employment and to receive the severance compensation provided for in Section 6.2 below, rather than the severance compensation provided in Section 5 above, if (i) a Change in Control of the Company is consummated while Executive is employed by the Company as its CEO and (ii) either of the following additional events occurs, while Executive is still the CEO of the Company or an employee of the Surviving Person in such Change in Control, as a direct result of or at the time of or within (but not later than) twelve (12) months following the consummation of such Change in Control:

(a)           Executive’s employment with the Company is terminated without Cause pursuant to Section 5.2(b) of this Agreement by the Company, or by the Surviving Person (if other than the Company) and, as a result thereof, Executive ceases to be employed or hold any positions with the Company or such Surviving Person or any of their respective Affiliates; or

(b)           Executive terminates his employment and all positions he may hold with the Company or the Surviving Person (if other than the Company) for Good Reason pursuant to, and subject to the conditions and exceptions set forth in, Section 5.3 above, as a result of the occurrence of a Good Reason Event within twelve (12) months following the consummation of the Change in Control, provided that Executive furnishes the Company or such Surviving Person (if other than the Company) the Good Reason Termination Notice required by Section 5.3 no later than thirty (30) days after the occurrence of such Good Reason Event and the Company or such Surviving Person, as the case may be, fails to rescind such Event within thirty (30) days following its receipt of such Good Reason Termination Notice.

6.2  Severance Compensation upon a Termination Pursuant to Section 6.1.  Subject to Subsections 6.3 (“Accrued but Unpaid Amounts”) and 6.4 (“No Requirement of Mitigation”) and Section 7 (“Payment Delay Provisions and Parachute Limitations”) in this Agreement, upon a termination of Executive’s employment pursuant to and meeting the applicable conditions of Section 6.1 above (a “Section 6 Termination”), Executive shall become entitled to receive the following severance compensation and benefits:

(a)             Accrued but Unpaid Amounts.  All unpaid salary and benefits payable to Executive under this Agreement accrued to the date of such Section 6 Termination.

(b)             Salary Benefit.  An amount, payable at the times and in the manner set forth in Section 6.3 below, equal to one (1) times Executive’s Annual Salary under this Employment Agreement as in effect as of the date of such Section 6 Termination.

(c)             Medical Insurance Continuation Benefit.  Upon a timely election of the continuation coverage under COBRA by Executive, the Medical Insurance Continuation Benefit for the Insurance Continuation Period as set forth in Section 5.4(b) above.

Notwithstanding any other provision in this Agreement to the contrary, under no circumstances, shall the Executive be permitted to exercise any discretion to modify the amount, timing or form of payment or benefit described in this Section 6.2.

6.3  Timing and Manner of Payment.  The cash portion of any severance compensation that becomes payable to Executive as provided above in this Section 6 shall be paid as follows:

(a)           Except as otherwise set forth in Paragraph 6.3(b), Executive shall be entitled to receive the payments referenced in Sections 6.2(a) and (b) in a single lump sum, less taxes and other required or applicable withholdings, on the tenth (10th) business day following such Section 6 Termination.

(b)           Notwithstanding the foregoing, however, if, on the date of the Section 6 Termination, the Company or the Surviving Person (if other than the Company) is a reporting company under the Exchange Act and Executive is deemed at the time of such termination of employment to be a “specified” employee thereof under Section 409A of the Code, then such payment shall be made to Executive in a single lump sum (less taxes and required or applicable withholdings) on the first business day that occurs at the end of the period which commences on the date of the Section 6 Termination and ends six (6) months after the last day of the calendar month in which the date of such termination occurred.

6.4  No Requirement of Mitigation.  Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Section 6 by seeking other employment or otherwise, nor shall any compensation or other payments received by the Executive from other Persons after the date of a Section 6 Termination reduce any payments due to him under this Section 6, except as otherwise provided in Section 5.4(b) with respect to the Medical Insurance Continuation Benefit payable pursuant thereto or pursuant to Section 6.3(c) above (as the case may be).  Notwithstanding the foregoing, however, if Executive receives or earns any compensation (whether in cash or in kind) for services rendered in any capacity for or to or for the benefit of a competitor of the Company prior to the payment in full to him of his severance compensation under this Section 6, such payments or the fair value of the other compensation received or receivable by him for the provision of services to such competitor shall be applied to reduce, dollar for dollar, the amount of the severance compensation that Executive would have otherwise been entitled to receive under Section 6.3.

6.5  Exclusivity of Remedies.  In the event of any Section 6 Termination of Executive’s employment, then the respective rights and remedies and the respective obligations of the parties hereto set forth in this Section 6 shall constitute the sole and exclusive rights, remedies and obligations of the parties arising out of or in connection with any such termination of Executive’s employment with the Company or any Surviving Person (as the case may be), and each party expressly disclaims and waives any and all other rights or remedies which such party would, but for the provisions of this Section 6.5, have under this Agreement or under applicable law by reason of such termination of employment or the acts or omissions that led to such termination of employment.

7.   Payment Delay Provisions and Parachute Limitations.

7.1           Payment Delay.  Notwithstanding anything herein to the contrary, but subject to the exceptions set forth in Section 7.2 below, to the extent any payments to Executive pursuant to Section 5 or Section 6 hereof, are treated as non-qualified deferred compensation subject to Section 409A of the Code, then (i) no such amount shall be payable pursuant to Section 5 or Section 6, as applicable, unless Executive’s termination of employment constitutes a “separation from service” with the Company, as such term is defined in Treasury Regulation § 1.409A-1(h) or any successor provision thereto (a “Separation from Service”), and (ii) if Executive, at the time of his Separation from Service, is determined by the Company to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code and the Company determines that delayed commencement of any portion of the termination benefits payable to Executive pursuant to this Agreement is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) (any such delayed commencement, a “Payment Delay”), then, such portion of the compensation payable to Executive pursuant to Section 5 or Section 6 (as applicable) shall not be paid or otherwise provided to Executive prior to the earliest of (A) the expiration of the six (6) month period measured from the date of Executive’s Separation from Service, (B) the date of the Executive’s death or (C) such other date as is permitted under Section 409A of the Code.  Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to a Payment Delay shall be paid in a lump sum to Executive within 10 days following such expiration, without interest, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.  The determination of whether Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall made by the Board in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) or any successor provision thereto).

7.2           Exceptions to Payment Delay.  Notwithstanding Section 7.1 above, to the maximum extent permitted by applicable law, amounts payable to Executive pursuant to Section 5 or Section 6 shall be made in reliance upon Treasury Regulation § 1.409A-1(b)(9) with respect to separation pay plans, or Treasury Regulation § 1.409A-1(b)(4) with respect to short-term deferrals.  Accordingly, the severance or post-termination payments provided for in Section 5 and Section 6 are not intended to provide for any deferral of compensation subject to Section 409A of the Code to the extent that:

(a)           such payments, pursuant to their terms, may not be made later than the 15th day of the third calendar month following the later of: (i) the end of the Company’s fiscal year, or (ii) the calendar year, in which Executive’s Separation from Service occurs, or

(b)           (i) such payments do not exceed an amount equal to two times the lesser of (A) the amount of Executive’s annualized compensation based upon Executive’s annual rate of pay for the calendar year immediately preceding the calendar year in which Executive’s Separation from Service occurs (adjusted for any increase during the calendar year in which such Separation from Service occurs that would be expected to continue indefinitely had Executive remained employed with the Company) or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the calendar year in which Executive’s Separation from Service occurs, and (ii) such payments shall be completed no later than December 31 of the second calendar year following the calendar year in which Executive’s Separation from Service occurs.

7.3           Parachute Limitations.  Notwithstanding anything in this Agreement to the contrary, if any compensation, payment, benefit or distribution by the Company or a Surviving Person to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Severance Compensation”), would be subject to the excise tax imposed by Section 4999 of the Code, then, if and to the extent that any or all of the payments and benefits provided for in this Agreement constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 7.3, be subject to Excise Taxes (as defined below), then, the aggregate amount of such Severance Compensation shall be reduced such that the present value thereof (as determined under the Code and applicable regulations) is equal to Executive’s “Threshold Amount” (as defined below).  The determination of any reduction of any payment or benefits under this Section 7.3 pursuant to the foregoing provision shall be made by a nationally recognized public accounting firm chosen by the Company in good faith, and such determination shall be conclusive and binding on the Company and the Executive.  For purposes of this Section 7.3, the term “Threshold Amount” shall mean three (3) times Executive's “base amount” (within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder) less one dollar ($1.00); and the term “Excise Taxes” shall mean the excise taxes imposed by Section 4999 of the Code, and any interest or penalties incurred by Executive with respect to such excise taxes.

8.  Release of Claims.  It shall be a condition precedent to the obligation of the Company to pay Executive, and to the rights of Executive to receive, the salary continuation payments and other benefits under Section 5 hereof or the severance compensation and other benefits set forth in this Section 6, as applicable, that Executive shall (i) execute and deliver to the Company, and not revoke, a separation and release agreement, in a form prescribed by Company (the “Separation Agreement”), and (ii) remain in full compliance with the Separation Agreement.  Such Separation Agreement shall include, without limitation, a non-disparagement provision, a post-termination cooperation provision, a confidentiality provision, a covenant not to sue and a general release of all rights and claims, known or unknown, that Executive may have or may be entitled to assert against the Company or the Surviving Person (as the case may be) or any of its respective Affiliates, provided that such release shall not apply to Executive’s rights or the Company’s obligations under Section 5 or Section 6 (as applicable).  If the terms of the Separation Agreement are such that the permissible period for its execution and delivery to the Company spans two tax years of the Employee, then the salary continuation payments and other benefits under Section 5 hereof or the severance compensation and other benefits set forth in this Section 6 shall commence in the second of the two tax years.

9.	Miscellaneous.

9.1           No Other Agreements.  This Agreement, together with the Employee Confidentiality Agreement and the Restricted Stock Agreement (the “Other Agreements”) contain all of the terms and provisions relating to and governing the employment relationship between Executive and the Company and shall supersede any other prior or contemporaneous agreements or understandings (written, oral or implied) between Executive and the Company relating in any way to Executive’s employment as CEO of the Company.

9.2           Amendments and Waivers.  This Agreement may be amended at any time, but only by a written instrument signed by both parties.  A waiver by either party of any of such party’s rights or any of the obligations of the other party under this Agreement shall not be binding, effective or enforceable unless such waiver is set forth in a written instrument signed by the party who is purported to have granted such waiver.  No failure to exercise and no delay on the part of either party in exercising any right or power set forth herein or granted by law will operate as a waiver thereof and any single or partial exercise of any right, power or privilege shall not preclude any other or further exercise thereof or the exercise of any other right, power or privilege under this Agreement or applicable law.

9.3           Severability.  If any provision of this Agreement or of the Employee Confidentiality Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof or thereof (as the case may be) shall not be affected or impaired in any way.

9.4           Governing Law.  This Agreement is made and is to be performed in the state of California and shall be governed by, construed in accordance with and enforced under the internal laws of the State of California, excluding its choice of law rules and principles.

9.5           Notices.  To be effective, any notice or other communication (each, a “Notice”) given under or with respect to this Agreement must be in writing and will be deemed given to and received by the party to whom it is addressed (i) when it is delivered in person to such party on the business day immediately following the day on which it is delivered to a major nationwide delivery service for overnight delivery to such party, or (ii) on the day of transmission to such party, if sent by facsimile or email (with proof of receipt at the facsimile number or email address to which it is required to be sent), or (iii) on the second (2nd) business day following the day on which it is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, to the address of such party set forth on the signature page hereof.  Either party may change its address for notice purposes, effective on the tenth (10th) day following the giving of a written notice thereof to the other party in the manner set forth above in this Section 9.5.

9.6           Arbitration.

(a)           Arbitration.  Any dispute between the parties relating to this Agreement or any agreements entered into pursuant hereto by the parties, including any controversy or dispute regarding the enforceability or the interpretation of any of the provisions hereof or thereof, or with respect to any alleged or actual non-performance by a party of its obligations hereunder or thereunder or with respect to Executive’s performance as the Company’s CEO, shall be resolved exclusively by binding arbitration in accordance with the rules of commercial arbitration of the American Arbitration Association.  Any arbitration proceeding shall be held exclusively in Orange County, California and any service of process in or in connection with any such proceeding shall be adequate if sent by certified or registered mail, postage prepaid to the address of the other party last communicated in writing by such other party to the party initiating such arbitration.  The party deemed by the arbitrator to be the prevailing party in any such arbitration proceeding shall be entitled to an award obligating the other party to pay to the prevailing party the reasonable fees and disbursements of such prevailing party’s attorneys, accountants and expert witnesses incurred in or in connection with any such proceeding.  The determinations of the arbitrator in any such proceeding shall be final and binding on and non-appealable by the parties.

(b)           Waiver of Jury Trial.  Each of the parties acknowledges that by agreeing to resolve their disputes exclusively by arbitration, as provided in Section 9.6(a) above, they are waiving any right they may otherwise have had to have any such disputes or controversies resolved by means of a jury trial.  EACH PARTY DOES HEREBY EXPRESSLY AND IRREVOCABLY WAIVE SUCH PARTY’S RIGHTS TO A TRIAL BY JURY IN ANY SUCH PROCEEDING, AND IN ANY TRIAL OR OTHER PROCEEDING BETWEEN THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT, AND EXPRESSLY AND IRREVOCABLY AGREES THAT THE TRIER OF FACT IN ANY SUCH ARBITRATION PROCEEDING OR TRIAL OR OTHER PROCEEDING SHALL BE THE ARBITRATOR OR THE JUDGE.

(c)           Exception for Equitable Relief.  Notwithstanding anything to the contrary that may be contained in this Section 9.6, each party shall have the right to petition and obtain from any court of competent jurisdiction any equitable remedies, including immediate temporary, preliminary and permanent injunctive relief, to halt a breach or prevent a threatened breach of this Agreement or of the Employee Confidentiality Agreement or to obtain specific performance of any of the obligations of the other party hereunder or thereunder, and it is further expressly agreed by the parties that, in the event any action or proceeding is brought to obtain any such equitable relief or remedies, no party will urge, as a defense thereto, that there is an adequate remedy available at law and no party seeking such relief shall be obligated to post a bond or other security as a condition to the granting of any such remedies or the continued effectiveness thereof.

9.7           Construction, Certain Definitions and Headings.  This Agreement is the result of arms’ length negotiations between the parties hereto, and no provision hereof shall be construed against a party by reason of the fact that such party or its legal counsel drafted said provision or for any other reason.  Wherever the terms “include” or “including” appear in this Employment Agreement, such term shall mean “include without limitation” or “including but not limited to” and, unless the context indicates clearly and unambiguously to the contrary, the terms “hereof,” “herein,” “hereinafter,” “hereunder” and “hereto” and any other terms of similar meaning, whenever used in this Agreement, shall refer to this Agreement as a whole and not to the particular section or subsection of, or paragraph or clause of this Agreement where any such term appears.  Section, subsection and paragraph headings are for convenience of reference only and shall not affect the meaning or have any bearing on the interpretation of any provision of this Agreement.

9.8           No Assignment.  Neither party may transfer or assign any of its rights or obligations under this Agreement and any attempt to do so shall be null and void; provided, however, that the Company shall be entitled, without the necessity of having to obtain the consent of Executive, to assign this Agreement and delegate its duties hereunder to any corporation or other entity that acquires a majority or more of the outstanding common stock or all or substantially all of the assets of the Company, whether by purchase, merger, consolidation or otherwise.

9.9           Binding on Successors.  Subject to Section 9.8 above, this Agreement shall inure to and be binding on the parties and their respective heirs, legal representatives and successors and assigns.

9.10           Counterparts.  This Agreement may be executed in any number of counterparts, and each of such signed counterparts, and any photocopies or facsimile or digital copies thereof, shall be deemed to be an original, but all of which counterparts shall constitute one and the same instrument.

(Remainder of page intentionally left blank.

Signatures of parties follow on next page.)

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and date first above written:

COLLECTORS UNIVERSE, INC.
1921 E. Alton Avenue
Santa Ana, CA 92705
Attn:
Fax No.:	By:	/s/ DAVID G. HALL
E-mail:		President and Chief Operating Officer

EXECUTIVE:

Fax No.:	By:	/s/ROBERT G. DEUSTER
E-mail:		Robert G. Deuster

EXHIBIT B

TO

EMPLOYMENT AGREEMENT

FORM OF

RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (the “Agreement”) is entered into as of October __, 2012 by and between Robert G. Deuster (hereinafter referred to as “Executive”), and Collectors Universe, Inc., a Delaware corporation (hereinafter referred to as the “Company”), pursuant to the Company’s 2006 Equity Incentive Plan (the “2006 Plan” or the "Plan").

R E C I T A L S:

A.           Executive became the Company’s Chief Executive Officer on October 15, 2012 and in that capacity is rendering services to, for and on behalf of the Company pursuant to an Employment Agreement between the Company and Executive dated as of October 10, 2012 (the “Employment Agreement”).

B.           Pursuant to Section 4.2(d) of the Employment Agreement, on this date (the “Grant Date”), by action of the Compensation Committee of the Company’s Board of Directors (the “Committee”), Executive has been awarded, pursuant to the 2006 Plan, forty thousand (40,000) shares of the Company’s common stock on the terms and subject to the conditions and restrictions set forth hereinafter, to provide incentives for Executive to remain in the Company’s service, all as more fully provided in this Agreement.

C.          Executive was notified, on the date hereof, of the aforementioned award of the Restricted Shares to him by the Committee and desires to accept receipt of such Shares subject to the risk of forfeiture and the other conditions and restrictions set forth hereinafter.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the parties agree as follows:

1.	Certain Definitions and Rules of Construction.

1.1   Definitions.  For purposes of this Agreement, the terms set forth below in this Section 1 shall have the following respective meanings:

(a)   The term “Administrator” shall have the meaning given to that term in the Plan.

(b)   The term “Affiliate” when used with reference to the Company shall mean any corporation, limited liability company, general partnership, joint venture or limited partnership or other entity that controls or is controlled by, or is under common control with the Company.  Accordingly, an Affiliate of the Company shall include any such entity (i) that owns voting shares or other voting securities of the Company or any other Affiliate thereof that entitle it to vote in the election of, and enable it to elect, either directly or indirectly, at least a majority of the Company’s directors (a “Parent”) and (ii) any such entity with respect to which the Company is a general partner or owns shares or other securities that entitle it to vote in the election of, and to elect, either directly or through one or more other Affiliates, at least a majority of the directors or persons holding similar positions with such entity (a “Subsidiary”).

(c)   The term “Cause” shall have the meaning given to it in Executive’s Employment Agreement with the Company.

(d)   The term “Change of Control” (when referring to a Change of Control of the Company) shall have the meaning given to such term in the Plan.

(e)   The term “Code” means the Internal Revenue Code of 1986, as amended.

(f)   The term “Company” means Collectors Universe, Inc., a Delaware corporation and any Successor thereto.

(g)   The term “Continuous Service with the Company” means (i) employment by an Employer Entity, (ii) service as a member of the Board of Directors of the Company or any Parent or Subsidiary thereof, or (iii) service in the capacity of a consultant to the Company or any Affiliate thereof, which employment or service, in any such case, is uninterrupted except by reason of (x) vacations, (y) illnesses (other than Disability, as defined below), or (z) leaves of absence that have been approved in writing by the Company (each, an “Excused Absence”).  For purposes of this Agreement, a cessation or termination of Executive’s Continuous Service with the Company shall be deemed to have occurred if Executive ceases to provide services to the Company and its Affiliates in any of the capacities set forth above in this Paragraph 1.1(g), for any reason other than an Excused Absence.  Notwithstanding the foregoing, a termination or cessation of Continuous Service of Executive shall not be deemed to have occurred if, within not more than ten (10) days following the termination or cessation of Executive’s service with the Company or any Affiliate thereof, in any one of the capacities set forth above, Executive continues or commences the provision of service to the Company or any Affiliate in any of the other capacities specified above.

(h)   The terms “Disability” and “Disabled” mean Executive’s incapacity due to physical or mental illness that causes the Executive to be absent from or unable to perform his material duties with the Company on a full-time basis for three (3) consecutive months or for a period of one hundred eighty (180) non-consecutive days in any twelve (12) month period.  In the event there is a dispute over whether the Executive is disabled, then, such dispute shall be resolved by a practicing physician, licensed as such and in good standing, in California that is selected by the Company, to conduct a physical examination or, in the case of an alleged mental disability of Executive, a psychiatrist to conduct a psychological examination, of Executive and Executive agrees that he will submit to such examination in the event of any such a dispute.  The determination of such physician or psychiatrist (as the case may be) shall be binding on and non-appealable by the parties hereto.  Any refusal or failure of Executive to submit to such a physical or psychological examination shall, for purposes of this Agreement, constitute Executive’s admission that he is Disabled.

(i)   The term “Employer Entity” means the Company or any Affiliate thereof that employs the Executive at any time during the term of this Agreement.

(j)   The term “Employment Agreement” shall mean that certain Employment Agreement dated as of October 10, 2012 by and between Executive and the Company pursuant to which Executive is employed as the Company’s Chief Executive Officer.

(k)   The term “Reacquisition Rights” means the rights of the Company to reacquire, pursuant to Section 5.1 hereof, any or all of the Unvested Shares due to and upon the failure of any of the Vesting Conditions applicable to such Shares which are set forth in Section 4 hereof.

(l)   The term “Restricted Shares” shall have the meaning set forth in Section 2 hereof.

(m)   The term “Securities Law Restrictions” means restrictions on the transferability of the Shares under applicable federal or state securities laws.

(n)   The term “Successor” means any entity that (i) is the surviving entity in a merger or consolidation with or other statutory reorganization of the Company in which the separate existence of the Company ceases, whether or not such merger, consolidation or reorganization results in a Change of Control of the Company or (ii) becomes the Parent of the Company by reason of its direct or indirect acquisition of voting securities of the Company representing the power to vote, directly or indirectly, in the election of directors of the Company and to elect at least a majority thereof, or (iii) acquires all or substantially all of the assets of the Company (whether or not such transaction constitutes a Change of Control of the Company).

(o)   The term “Termination by Executive for Good Reason” means a termination by Executive of his employment with his Employer Entity due to the occurrence of a Good Reason Event (as defined in Exhibit A hereto), provided that such termination meets the conditions set forth in and is not excepted from constituting a Good Reason Event by the provisions of Exhibit A hereto.

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(p)   The term “Termination by the Company Without Cause” means a termination, by the Company or Executive’s Employer Entity (if other than the Company), of Executive’s employment for any reason other than (i) the death or Disability of Executive or (ii) for Cause, provided that Executive does not continue in the service of the Company or any of its Affiliates thereafter.

(q)   The term “Unvested Shares” means those of the Restricted Shares issued hereunder, which may, upon a failure of any applicable Vesting Condition, become Reacquisition Shares as provided in Section 5 of this Agreement.

(r)   The term “Vested Shares” means those of the Restricted Shares issued pursuant hereto which have ceased to be subject to the Company’s Reacquisition Rights under Section 5 of this Agreement.

(s)   The term “Vesting Conditions” means the applicable conditions set forth in Section 4 hereof relating to the duration of Executive’s Continuous Service with the Company, which must be satisfied for Unvested Shares to become Vested Shares.

1.2   Definitions of Certain Other Terms.  Other terms used in this Agreement with initial capital letters that are not defined in this Section 1.1 above shall have the respective meanings given to such terms elsewhere in this Agreement or in the 2006 Plan.

1.3   Rules of Construction.  The provisions of this Agreement will not be construed against a party by reason of the fact that such party or its counsel was the principal draftsman of this Agreement or such provisions.  Unless the context otherwise requires: (i) words importing the singular include the plural and vice versa; (ii) words importing gender include all genders; (iii) the terms “include” and “including” shall mean “include without limitation” or “including but not limited to” and (iii) unless the context clearly indicates otherwise, the terms “herein,” “hereof,” “hereto,” “hereinafter” and “hereunder” and any similar terms shall refer to this Agreement as a whole and not to the section, subsection, paragraph or clause where such term appears.

1.4   Headings. The Section, subsection and paragraph and any other headings in this Agreement have been inserted for convenience of reference only and shall not affect the construction or interpretation or the application of any of the terms or provisions of this Agreement.

2.   Issuance of Restricted Shares.

The Company hereby irrevocably awards and issues to Executive, and the Executive hereby accepts the award by the Company of, an aggregate of forty thousand (40,000) shares of its common stock (the “Restricted Shares” or the “Shares”), on the terms and subject to the conditions and the restrictions and the Company’s Reacquisition Rights set forth herein.

3.   Consideration.

Executive acknowledges and agrees that he is not paying or providing any consideration (monetary or other) to the Company for the issuance of the Restricted Shares to him pursuant to Section 2 above.  Instead, the Company is entering into this Agreement as an inducement to Executive to become an officer and employee, and to remain in the Continuous Service of the Company during the periods over which the Restricted Shares will vest, which shall constitute good and valuable consideration for the obligations of and the performance of this Agreement by the Company; provided, however, that it is further acknowledged and agreed by Executive that the only consideration to be received by the Company for or in respect of the vesting of any of the Shares under Section 4 and the termination of its Reacquisition Rights under Section 5 hereof with respect to any Unvested Shares shall be the satisfaction of the Vesting Conditions.

4.   Vesting of Shares.

4.1           Vesting Schedule.  Subject to Section 4.2 below, and the provisions of Sections 4.3, 4.4 and 4.5 (as and to the extent applicable), the Restricted Shares awarded to Executive hereunder shall vest and become “Vested Shares” as follows:

(a)           Fiscal 2013.  A total of 10,000 of the Restricted Shares will become Vested Shares on June 30, 2013 (the “Initial Vesting Date”); and

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(b)           Fiscal 2014 through Fiscal 2016.  The remaining 30,000 Restricted Shares granted hereunder shall vest in (i) thirty-five (35) equal monthly installments, each in the amount of eight hundred thirty-four (834) Restricted Shares, on the last day of each calendar month commencing with the month of July 2013 and ending with the month of May 2016, and (ii) a thirty-sixth and final monthly installment of eight hundred ten (810) Restricted Shares on June 30, 2016 (each a “Monthly Vesting Date”).

4.2           Vesting Condition; Effect of Cessation of Continuous Service.

(a)           Vesting Conditions.

(i)           Initial Vesting Date.  The vesting of the initial 10,000 Restricted Shares on the Initial Vesting Date shall be subject to the condition that the Executive shall have been in the Continuous Service of the Company (as defined above) from the date of this Agreement to and including that Initial Vesting Date; and

(ii)           Monthly Vesting.  The vesting of each subsequent monthly installment of Restricted Shares on each Monthly Vesting Date shall be subject to the condition that the Executive shall have been in the Continuous Service of the Company from the date of this Agreement to and including such Monthly Vesting Date;

PROVIDED, however, that no Unvested Shares shall vest after the date of the cessation or termination of Executive’s Continuous Service except if, as and to the extent provided otherwise in any of Sections 4.3, 4.4 or 4.5 below.

(b)           If Executive’s Continuous Service with the Company ceases at any time prior to the Initial Vesting Date or any Monthly Vesting Date, then, subject to Sections 4.3, 4.4 and 4.5 below (as applicable), the vesting of all of the then Unvested Shares shall automatically cease, without the necessity of any notice from or action by the Company, and the Company shall thereupon become and thereafter be entitled to reacquire those Unvested Shares (or such lesser number thereof as the Administrator, in its sole and absolute discretion, my elect) in accordance with the provisions of Section 5 below.

4.3           Effect of a Termination of Executive’s Employment without Cause.  Notwithstanding anything to the contrary that may be contained above in this Section 4 above:

(a)           On or Prior to the Initial Vesting Date.  In the event of a Termination of Executive’s Continuous Service on or prior to the Initial Vesting Date either by the Company without Cause or by reason of the expiration of the one-year term of the Employment Agreement, the first installment, consisting of 10,000 of the Restricted Shares, shall thereupon become Vested Shares without the necessity of any action by the Company or Executive and the Company shall become entitled to reacquire the remaining 30,000 Unvested Shares pursuant to Section 5.1 below.

(b)           After the Initial Vesting Date.  In the event of a Termination of Executive’s Continuous Service by the Company without Cause after the Initial Vesting Date, then, in addition to the Restricted Shares that had become vested prior thereto, either (i) the number of Unvested Shares that would otherwise have become Vested Shares had Executive remained in the Company’s employ during the 12 months following such Termination of Continuous Service, or (ii) the number of the then remaining Unvested Shares, whichever is less, will thereupon become Vested Shares without the necessity of any action by the Company or Executive and the Company will become entitled to reacquire all of the remaining Unvested Shares pursuant to Section 5.1 below.

4.4           Effect of a Termination of Executive’s Employment for Good Reason.  Notwithstanding anything to the contrary that may be contained above in this Section 4, in the event of a Termination of Executive’s Continuous Service by the Executive for Good Reason, any of the Restricted Shares that are still Unvested Shares, but have not theretofore ceased to Vest pursuant to Section 4.2 above, shall thereupon become Vested Shares without the necessity of any action by the Company or Executive.

4.5           Effect of Change of Control.  If a Change of Control (as defined in the Plan) occurs at any time when any of the Restricted Shares are still Unvested Shares, but have not theretofore ceased to Vest pursuant to Section 4.2 above, then, notwithstanding anything to the contrary that may be contained elsewhere in this Agreement, the applicable provisions of Section 11 of the Plan shall govern the vesting of all of such Unvested Shares.

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5.   Reacquisition and Reconveyance of Unvested Shares upon a Termination of Continuous Service.

5.1   Exercise of Reacquisition Rights.  Notwithstanding anything to the contrary that may be contained elsewhere in this Agreement, but subject to Section 4.3, 4.4 and 4.5 above (if and to the extent applicable), if there occurs a cessation or termination of Executive’s Continuous Service, the Company shall become entitled to reacquire all of the then Unvested Shares or any lesser number thereof as may be approved by the Compensation Committee (which Shares shall sometimes be referred to as the “Reacquisition Shares”), by providing Executive, or any Permitted Assign (as defined in Section 6 below) of Executive who may have acquired ownership of any of the Unvested Shares, written notice (a “Reacquisition Notice”), within sixty (60) of the date such Shares became Reacquisition Shares, setting forth the number of such Reacquisition Shares the Company is electing to reacquire.

5.2   Consideration for Exercise of Repurchase Right.  It is expressly agreed by Executive that, since Executive is not making any monetary payment or incurring any monetary obligations to the Company for the issuance of the Restricted Shares, no purchase price or other consideration shall be payable to Executive (or any of his Permitted Assigns) by the Company for the Company’s reacquisition of any or all of the Unvested Shares, pursuant to Section 5.1 hereof.

5.3   Settlement and Closing of Reacquisitions of Unvested Shares.

(a)           Cancellation or Transfer of Reacquisition Shares.  If the Company has elected to exercise its Reacquisition Right as to part or all of any Reacquisition Shares within the 60-day period described above, then, within ten (10) business days following the date of the Reacquisition Notice, (i) such Reacquisition Shares shall be cancelled and returned to their status as authorized but unissued shares of Common Stock of the Company or, at the Company’s sole option, shall be transferred to a Company Assignee pursuant to this Section 5.6 below, and (ii) Executive, or Executive’s Permitted Assign (as the case may be), shall execute and deliver to the Company such documents and instruments as the Company may request to evidence and effectuate (a) the cancellation of such Reacquisition Shares or their transfer to any Company Assignee to which the Company may have assigned its Reacquisition Rights, free and clear of any and all claims, liens, pledges, security interests, options, encumbrances and adverse interests of any kind or nature whatsoever (collectively, “Liens and Encumbrances”) and (b) the termination and release by Executive (and his Permitted Assigns, if any) of all rights, title and interest in and to and all claims of any nature whatsoever that Executive or his Permitted Assign(s) may have or may assert with respect to such Reacquisition Shares and any dividends or other rights that may have accrued thereon.

(b)           Power of Attorney.  Executive, on his behalf and on behalf of any Permitted Assigns to whom he may transfer any of the Unvested Shares in accordance with Section 6 below, hereby irrevocably appoints the Company as the attorney-in-fact for Executive and his Permitted Assigns (if any) and hereby irrevocably grants to the Company a power of attorney, with full power of substitution and resubstitution, to take such actions and to execute and deliver, in name and on behalf of Executive or any of his Permitted Assigns, (i) such documents and instruments as the Company deems necessary, appropriate or desirable to effectuate the Company’s reacquisition and the cancellation of the Reacquisition Shares or the conveyance thereof to any Company Assigns, and (ii) the other documents, instruments and agreements as contemplated by Subsection 5.3(a) above.  Such appointment and power of attorney is being given by Executive as security for the performance of his obligations and of any of his Permitted Assigns hereunder and is, therefore, coupled with an interest, and shall be irrevocable and shall continue in full force and effect following the death or Disability of Executive or any Permitted Assign to whom any of the Unvested Shares have been transferred until the earlier of (x) the vesting of all of the Unvested Shares or (y) the cancellation of any Reacquisition Shares that the Company has elected to cancel or the conveyance thereof to any Company Assignee(s), as the case may be, pursuant to this Section 5.

(c)           Partial Reacquisition or Failure Exercise Reacquisition Right.  In the event the Company (i) sends a Reacquisition Notice to Executive within the sixty (60) day notice period referenced in Section 5.1 above, with respect to some, but not all, of the Shares that have become Reacquisition Shares, or (ii) fails to send any Reacquisition Notice to Executive within the aforesaid 60-day period, then all of such Reacquisition Shares which the Company did not elect to reacquire and cancel or to convey to any of its Assignees (as the case may be) shall thereupon become Vested Shares.

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5.4   Deposit of Unvested Shares; Dividends and Voting Rights.

(a)           Deposit of Unvested Shares.  At the time of the issuance by the Company of the Restricted Shares pursuant to this Agreement, such Shares (in certificated or uncertificated form, as the Company may elect) shall be deposited with the Company, or such person or entity as the Company may designate in writing (such as the Company’s transfer agent), and Executive shall deliver to the Company a stock assignment separate from certificate duly executed by Executive in blank, which shall be held by the Company or such designated person, as the case may be, until such Unvested Shares have become Vested Shares.

(b)   Dividends and Distributions.  If the Company pays any dividends or makes any distributions, whether in cash, stock or other property, to all of the holders of the Company’s outstanding shares at a time when any of the Restricted Shares are Unvested Shares, the dividends or distributions that would otherwise be payable to Executive on or in respect of such Unvested Shares shall not be paid or distributed to Executive, but shall be retained by the Company pending the vesting of such Shares, or their cancellation by the Company or acquisition by any Company Assigns, as the case may be, pursuant to Section 5.3 above.  Upon the vesting of any Unvested Shares, any dividends or distributions that had previously been declared on such Shares, but had been retained by the Company pursuant to this Paragraph 5.4(b), shall be distributed to Executive or, if any such Shares had been transferred to a Permitted Assign of Executive, to that Assign in accordance with its interests in such Shares, without the payment by the Company of any interest or any other amount thereon.  If, on the other hand, any Unvested Shares are cancelled or otherwise reacquired by the Company or transferred to a Company Assignee pursuant to Section 5.3 above or Section 5.6 below, then, notwithstanding anything to the contrary that may be contained in this Agreement, the dividends and distributions declared on those cancelled, reacquired or transferred Unvested Shares shall revert and be returned to the Company or paid to the Company Assignee, as the case may be, and neither the Executive nor any of his Permitted Assigns shall have any rights therein or claims thereto.

5.5   Voting Rights.  Unless and until any Unvested Shares are reacquired by the Company pursuant to Section 5.1 above, Executive (or any of his Permitted Assigns, as the case may be) shall be entitled to vote such Unvested Shares to the same extent as if they were Vested Shares.

5.6   Assignment by the Company.  The Company may assign its Reacquisition Right, in whole or in part, without the consent of the Executive, to any person or entity (a “Company Assignee”).  In the event of any such assignment, the Company shall give written notice thereof to Executive, provided that the failure to give such notice shall not invalidate any such assignment or preclude the exercise of the Company’s Reacquisition Rights or any other of the Company’s rights hereunder by any such Company Assignee.

6.   Restrictions on Transferability of the Unvested Shares.

6.1           Transfer Restrictions.  Unvested Shares may not be sold, transferred, pledged or hypothecated, or otherwise disposed of or encumbered, in whole or in part, by Executive, and any purported sale or transfer of any of the Restricted Shares, whether by the Executive or any Permitted Assign thereof that does not comply with the requirements of this Agreement or violates the provisions of Section 6 hereof shall be null and void ab initio and of no force or effect and the Company shall not be required to:  (i) transfer on its books any such Restricted Shares purported to have been so sold or transferred, or (ii) treat as the record or beneficial owner of such Restricted Shares, or to accord the right to vote or to pay dividends or other distributions to, any transferee to whom such Restricted Shares have been sold or transferred in violation of this Agreement.

6.2           Certain Permitted Transfers.  Notwithstanding Section 6.1 above, Unvested Shares may be transferred to Executive’s estate or heirs upon his death in accordance with the laws of descent and distribution or to his former spouse (if any) pursuant to a qualified domestic relations order issued by a court in settlement of marital property rights (each such person to whom any of the Unvested Shares are transferred, a “Permitted Assign”), subject to the conditions set forth hereinafter in this Section 6.2.  Any Unvested Shares that are transferred to a Permitted Assign, as provided in this Section 6, shall remain subject to all of the terms, conditions and restrictions of this Agreement, including the Company’s Reacquisition Rights under Section 5 and the transfer restrictions in this Section 6, and any Permitted Assign, as a condition precedent to the effectiveness of any such transfer to him, her or it (as the case may be) of any of the Unvested Shares, shall (i) deliver to the Company such written documents or instruments as the Company may reasonably request to evidence the assignment of such Unvested Shares by the Executive to such Permitted Assign, (ii) execute and deliver to the Company an instrument, in a form reasonably acceptable to the Company, by which such Permitted Assign shall agree to comply with, and which shall provide that the Unvested Shares being assigned or transferred to the Permitted Assign shall remain subject to, all of the terms, restrictions and conditions of, this Agreement, including the Company’s Reacquisition Right and (iii) execute, in blank, and deliver to the Company a stock assignment separate from certificate with respect to the Unvested Shares.  Unless and until the foregoing conditions to any such otherwise permitted transfer are satisfied, such purported transfer to such Permitted Assign shall be of any force or effect or be binding on the Company and the Company shall not be required to recognize such assignment or transfer.  Any stock certificates evidencing any Unvested Shares, including any Unvested Shares to be reissued in the name of any Permitted Assign, shall bear a restrictive legend substantially in the form of Exhibit B hereto for so long as such Shares remain Unvested Shares and, upon any issuance of a stock certificate or certificates for such Unvested Shares in the name of the Permitted Assign, such stock certificate(s), together with the stock assignment separate from certificate executed, in blank, by such Permitted Assign, shall be deposited with the Company or its designee as provided in Section 5.4(a) above.

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7.   Issuance of Certificates upon Vesting of Shares.

If any of the Unvested Shares become Vested Shares, then, as soon as practicable thereafter, the Company shall issue or cause to be issued to Executive or his Permitted Assigns (if any) one or more stock certificates, in the name of the Executive or such Permitted Assigns (as the case may be), evidencing his or such Permitted Assigns’ ownership of those Vested Shares, free of the restrictive legend set forth in Exhibit B hereto; provided, however, that if deemed necessary or appropriate by the Company, it may require that such stock certificate bear a legend to the effect that any sale, transfer, pledge or other disposition of any of such Shares may be made only pursuant to a registration statement that has been filed with and declared effective by the Securities Exchange Commission under, or an exemption from the registration provisions of, the Securities Act of 1933, as amended, and in compliance with any applicable state securities laws.

8.   Adjustments upon Changes in Capital Structure.

In the event that the outstanding shares of common stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a recapitalization, stock split, combination of shares, reclassification, stock dividend, or other change in the capital structure of the Company, then Executive or his Permitted Assigns, if any, as the case may be, shall be entitled to exchange, for the stock certificate(s) evidencing the then Unvested Shares, new or additional or different shares of stock or securities, in order to preserve, as nearly as practical, but not to increase, the benefits of Executive or such Permitted Assigns under this Agreement, in accordance with the provisions of Section 11.1 of the Plan.  Such new, additional or different shares shall be deemed “Unvested Shares” for purposes of this Agreement and subject to all of the terms and conditions hereof, including the Company’s Reacquisition Rights under Section 5 hereof.

9.   Limitation of Company’s Liability for Nonissuance; Nonpermitted Transfers.

The Company agrees to use its reasonable best efforts to obtain from any applicable regulatory agency such authority or approvals as may be required in order to issue the Restricted Shares to Executive pursuant to this Agreement.  The inability of the Company to obtain any such authority or any approvals which are deemed by the Company’s counsel to be necessary for the lawful issuance of the Restricted Shares hereunder and under the Plan shall relieve the Company of any liability in respect of the nonissuance of such Restricted Shares as to which such requisite authority or any such approvals have not been obtained.

10.   Notices.

Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed given when delivered personally or three (3) days after being deposited in the United States mail, as certified or registered mail, with postage prepaid (or by such other method as the Administrator may from time to time deem appropriate), and addressed, if to the Company, at its principal place of business, Attention:  the Chief Financial Officer; and, if to the Executive, at his most recent address as shown in the employment or stock records of the Company.

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11.   Binding Obligations.

All covenants and agreements herein contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the parties hereto and their respective successors and, in the case of the Company, any Company Assignees and, in the case of Executive, any of his Permitted Assigns.

12.   Amendments and Waivers.

This Agreement may not be amended or modified other than by written agreement executed by the parties.  No waiver by either party of any of its rights or the obligations of the other party under this Agreement shall be effective unless such waiver is set forth in a writing executed and delivered by the party purported to have granted such waiver and no failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial written waiver of any right of the waiving party or any obligation of the other party preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

13.   Assignment.

Executive shall have no right, without the prior written consent of the Company, to (i) sell, assign, mortgage, pledge, grant options with respect to or otherwise transfer any interest or right created by or under this Agreement, or (ii) delegate any of his duties or obligations under this Agreement, except as otherwise expressly permitted under and to the extent set forth in Section 6 hereof.

14.   Severability.

Should any provision or portion of this Agreement be held to be unenforceable or invalid for any reason, the remaining provisions and portions of this Agreement shall be unaffected by such holding and shall remain in full force and effect.

15.   Applicable Law and Equitable Remedies.

This Agreement shall be construed in accordance with the laws of the State of California without reference to choice of law principles, as to all matters, including, but not limited to, matters of validity, construction, effect or performance or non-performance (actual or alleged).  In the event of a breach or threatened breach by Executive, or any of his Permitted Assigns, of any of their obligations under this Agreement, including any of the obligations set forth in Sections 5 and 6 of this Agreement, then, without limiting any other rights or remedies that the Company may have at law or in equity or otherwise, the Company shall be entitled to obtain temporary, preliminary and permanent injunctive relief to cause Executive or his Permitted Assigns (as the case may be) to halt any such breach or to prevent any such threatened breach from taking place, and an order of specific performance of the obligation or obligations being breached or threatened to be breached, without the necessity on the part of the Company of posting, and without the imposition on the Company of a requirement to post, a bond or other security as a condition to the issuance or continued effectiveness of any such equitable relief.

16.   No Agreement to Employ.

The right of the Company or any of its Affiliates to terminate, at will, the Executive’s employment with the Company or any such Affiliates at any time (whether by dismissal, discharge or otherwise), with or without Cause, is specifically reserved, subject to the provisions of Section 4.3 and the applicable terms of any other written employment or other agreements to which the Company and Executive may be a party.

17.   “Market Stand-Off” Agreement.

Executive agrees, and each of his Permitted Assigns, if any, will agree, in connection with any registration of the Company’s securities that, upon the request of the Company or the underwriters managing any public offering of the Company’s securities, Executive and any such Permitted Assign will not sell or otherwise dispose, in whole or in part, of any of the Restricted Shares issued hereunder, whether Vested or Unvested, without the prior written consent of the Company or such underwriters, as the case may be, for a period of time (not to exceed 180 days) from the effective date of such registration as the Company or the underwriters may specify.

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18.   Receipt of Plan; Entire Agreement.

Executive represents that he has received a copy, and is familiar with the terms and provisions, of the Plan.  This Agreement, together with the Exhibits hereto and the applicable provisions of the Plan, constitute the entire agreement and understanding of the Company and Executive with respect to, and supersede all other contemporaneous or prior agreements and understandings, oral or written, between the Company and Executive relating to, the subject matter of this Agreement.  In the event of any conflict between any of the terms or provisions of this Agreement and any terms or provisions of the Plan, then, in such event, the terms of the Plan shall govern over the conflicting terms of this Agreement.

19.   Tax Elections.

Executive understands that Executive (and not the Company) shall be responsible for the Executive’s own tax liability that may arise as a result of the acquisition or vesting of any of the Restricted Shares.  Executive acknowledges and represents and warrants that (i) the Company is not providing and has not provided any tax advice to Executive with respect to the acquisition by Executive of the Restricted Shares or any tax elections available to him in respect thereof and he is relying solely on his own personal tax advisors for such advice; (ii) Executive has considered the advisability of all tax elections in connection with the acquisition of the Restricted Shares, including the making of an election under Section 83(b) under the Internal Revenue Code of 1986, as amended (“Code”); and (iii) the Company has no responsibility for the making of such Section 83(b) election or any other tax elections, whether under federal or state laws or regulations.  In the event Executive determines to make a Section 83(b) election, Executive agrees to timely provide a copy of that election to the Company as required under the Code.

20.   Attorneys’ Fees.

If any party shall bring an action in law or equity against the other to enforce or interpret any of the terms, covenants and provisions of this Agreement, the prevailing party in such action shall be entitled to recover reasonable attorneys’ fees and costs from the other party.

21.   Counterparts.

This Agreement may be executed in one or more counterparts, and each of such executed counterparts, and any photocopies or facsimile copies thereof, shall constitute an original of this Agreement, but all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COMPANY:	EXECUTIVE:

COLLECTORS UNIVERSE, INC.

By:
Print Name
Name:
Address:
Title:

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EXHIBIT A

DEFINITIONS OF GOOD REASON EVENT

For purposes of this Agreement the following terms shall have the respective meanings set forth below:

1.           Good Reason Event.

1.1           Subject to the conditions and exceptions set forth hereinafter, the occurrence of any of the following shall constitute a “Good Reason Event”:

(a)           Reduction or Adverse Change of Authority and Responsibilities.  The Employer Entity (whether that is the Company or any Affiliate thereof) materially reduces Executive's authority, duties or responsibilities with the Employer Entity;

(b)           Material Reduction in Salary.  The Company or Employer Entity materially reduces Executive's base salary or base compensation below the amount thereof as in effect on the day prior to the such action, unless such reduction is made as part of an across-the-board cost-cutting measure that is applied equally or proportionately to all senior executives of the Employer Entity, rather than discriminatorily against Executive;

(c)           Relocation.  Company or Employer Entity relocates Executive’s principal place of employment to an office (other than the headquarters offices of the Company or the Employer Entity) located more than thirty (30) miles from Executive’s then principal place of employment (other than for temporary assignments or required travel in connection with the performance by Executive of his duties for the Employer Entity), unless such relocation results in a shortening of the distance of such principal place of business and Executive’s principal residence; or

(d)           Breach of Material Employment Obligations.  The Company or the Employer Entity (if other than the Company) commits a breach of any of its material obligations to Executive under this Agreement or there is a breach by the Company or the Employer Entity of any of such party’s material obligations under any employment agreement it may then have with Executive, unless such breach (whether of this Agreement or any such employment agreement by the Company is cured within a period of thirty (30) days following written notice of such breach from Executive.

1.2           Conditions Precedent.  Notwithstanding the foregoing provisions of this Section 1 or any provisions to the contrary that may be contained elsewhere in this Restricted Stock Agreement, the following conditions must be satisfied in order for a termination of employment by Executive to constitute a Termination for Good Reason and for the Unvested Shares to become Vested Shares by reason of the taking or occurrence of what would otherwise constitute a Good Reason Event (as defined in Subsection 1.1 above):

(a)           Executive shall not have consented to the taking of any such Good Reason Event by the Company or the Employer Entity (if other than the Company),

(b)           within ten (10) calendar days immediately following the date that Executive is first notified in writing by the Company or by such other Employer Entity (as the case may be) of the taking or occurrence of such Good Reason Event, Executive shall have given Employer a Good Reason Termination Notice (as hereinafter defined),

(c)           the Company or the Employer Entity (if other than the Company) shall not have rescinded, or cured the adverse effects on Executive of, such Good Reason Event within a period of thirty (30) consecutive calendar days following the Company’s receipt of such Good Reason Termination Notice from Executive (the “Cure Period”), and

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(d)           Executive terminates his employment with the Company or the Employer Entity, as the case may be, and ceases altogether his Continuous Service with the Company and its Affiliates within ten (10) calendar days after the expiration of the Cure Period if the Company or the other Employer Entity, as the case may be, has failed to rescind or cure the adverse effects on Executive of such Good Reason Event.

1.3           Certain Exceptions.  Notwithstanding the foregoing provisions of this Section 1 or any provisions to the contrary that may be contained elsewhere in this Restricted Stock Agreement, a Good Reason Event shall not be deemed to occur, any termination by Executive of his employment based on the taking of actions that would otherwise constitute or result in the occurrence of a Good Reason Event shall not constitute a Termination by Executive for Good Reason, and Executive’s Unvested Shares shall not become vested pursuant to Section 4.3 hereof:

(a)           if the Company, or the Employer Entity (if other than the Company) takes any actions that would, but for this exception, constitute or result in the occurrence of a Good Reason Event (as defined in Subsection 1.1 above) as a result of (i) the Disability of Executive, or (ii) any acts or omissions of Executive or any other occurrence that would entitle Company to terminate Executive’s employment for Cause; or

(b)           if the Company or Employer Entity (if other than the Company) was required to take any of the actions constituting or resulting in the occurrence of what would otherwise be a Good Reason Event (as defined in Subsection 1.1 above) in order to comply with any applicable laws or government regulations or any order, ruling, instruction or determination of any court or other tribunal or any government agency having jurisdiction over the Company or any of its Affiliates.

2.           The term “Good Reason Termination Notice” shall mean a written notice from Executive to the Company stating that he is terminating his Employment with the Employer Entity for Good Reason and also ceasing his Continuous Service with the Company and any of its Affiliates as a result thereof, and describing in reasonable detail the Good Reason Action (as defined above) that has led Executive to elect to terminate his employment with the Company or other Employer Entity (as the case may be) for Good Reason.

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EXHIBIT B

FORM OF RESTRICTIVE LEGEND

THE TRANSFERABILITY OF THE SHARES REPRESENTED BY THIS STOCK CERTIFICATE IS RESTRICTED UNDER, AND SUCH SHARES MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF, EITHER IN WHOLE OR IN PART, EXCEPT AS AND TO THE LIMITED EXTENT PERMITTED BY, THAT CERTAIN RESTRICTED STOCK AGREEMENT, DATED AS OF OCTOBER __, 2012, BETWEEN THE ISSUER OF THE SHARES AND THE HOLDER THEREOF, AND ANY ATTEMPTED SALE, TRANSFER, PLEDGE OR OTHER DISPOSITION OF ANY OF THE SHARES THAT IS NOT IN STRICT COMPLIANCE WITH THE PROVISIONS OF THAT AGREEMENT SHALL CONSTITUTE A BREACH OF THAT AGREEMENT AND SHALL BE VOID AND INEFFECTIVE TO CONVEY ANY RIGHT, TITLE OR INTEREST, OF ANY KIND OR NATURE, IN OR TO ANY OF THE SHARES.